Exhibit 99.3

BOSTON

BPFH 3rd Quarter 2006 Earnings

Moderator: Timothy Vaill

10-26-06/8:00 am CT

BOSTON

BPFH 3rd Quarter 2006 Earnings

October 26, 2006

8:00 am CT

Conference Coordinator:    Welcome to today’s teleconference.

At this time, all participants are on a listen-only mode. Later, there will be an opportunity to ask questions during our Q&A session.

I will now turn the program over to Mr. Timothy Vaill.

Mr. Vaill, you may begin.

Timothy Vaill:    Yes. Good morning everybody. Welcome to our third quarter conference call.

With me today is Walt Pressey, the President of the company, Bob Whelan, our CFO, Erica Smith, our Investor Relations Director, Jim Dawson from Boston Private Bank, and Tim Dalton from Dalton, Greiner, Hartman, Maher.

We had a strong quarter. We’re going to talk about that in a minute. But I just want to make a couple of sort of opening comments.

BOSTON

BPFH 3rd Quarter 2006 Earnings

Moderator: Timothy Vaill

10-26-06/8:00 am CT

First, I want to thank you all for joining us for our Investor Analyst Day earlier this month. It was a very successful day as far as we’re concerned. We had excellent attendance, and the feedback from you has been very positive.

Now, we’re pleased to be able to review our long-term value creation and share with you the ten-year results of that strategy. It’s also a lot of fun to be able to share with you the post-acquisition organic growth that we’ve been able to see in this company over the years.

Finally, we were able to introduce you to a number of our executives from our affiliate partners around the world. And today, Tim Dalton is here, and we’ll have a chance to chat with him a little bit more later on in the program.

So again, thank you very much for coming to that program.

Our third quarter was a strong one for us. But of course, it was a tough environment for the yield curve folks at all banks around the country. But particularly, all of our banks were affected by that as well as we saw a slight deterioration in our NIM at all four of our banks.

But still, we’re proud of the fact that our consolidated NIM is still over 400 basis points, which in this environment I will take that one to the bank — no pun intended.

We’ve been able to show a terrific organic growth at our companies particularly in the banks with excellent asset quality, and a very strong retention of our clients on the deposit side despite the fact that some rates have moved some clients—deposits out.

BOSTON

BPFH 3rd Quarter 2006 Earnings

Moderator: Timothy Vaill

10-26-06/8:00 am CT

I think, overall, the diversification of the company has really proven itself one more time in this quarter as we had a strong fee growth. And we’re particularly happy about the strong out-the-gate performance of Anchor Capital. So I feel very positive about that going forward.

In terms of the future, we, you know, we’ve been spending some money—in investment spending here in the last year or two, and we’re really excited about the prospects. Our New York Banking Office is going to be opening up imminently, and we have very strong results in our investments in California, Florida and New England.

Along the way, we’ve—and particularly, and this light—this integrated environment, the yield curve environment, we’ve spent a lot of time refocusing on our balance sheet management both on an individual bank basis as well as consolidated. And Walt and I and Bob and others spend a lot of time on that issue.

We’re continuing to invest in sales and marketing for our fee business because we think we’ve got some very strong products, a strong performance, and that that business has got to be sold. And so, we like to invest in that area as well as our focus on organic growth continues.

So, I’d say net-net our wealth management strategy continues to flourish here based on this—a strong quarter and what we think is going to be a strong period of time ahead as we continue to create what we call a special customer experience within our company.

So, that’s sort of my feeling and my background as we go onto this thing. I’m going to—before I get into the details, we’ve got to get the safe harbor read by Erica which she’s going to do now.

BOSTON

BPFH 3rd Quarter 2006 Earnings

Moderator: Timothy Vaill

10-26-06/8:00 am CT

Erica Smith:    Good morning.

This call contains forward-looking statements regarding strategic objectives and expectations for future results of operations and financial prospects, and they’re based upon the current beliefs and expectations of Boston Private’s Management and are subject to certain risks and uncertainties.

Actual results may differ from those set forth in the forward-looking statements.

I refer you also to the forward-looking statements (included) in our press release which identified a certain number of factors that could cause material differences between actual and anticipated results or other expectations expressed.

Additional factors that could cause Boston Private’s result to differ materially from those described in the forward-looking statements can be found in the company’s other press releases and filings submitted to the Securities and Exchange Commission.

All subsequent written and oral forward-looking statements attributable to Boston Private or any person acting on our behalf are expressly qualified by these cautionary statements.

Boston Private does not undertake any obligation to update any forward-looking statements to reflect circumstances or events that occur after the forward-looking statements are made.

Thank you.

BOSTON

BPFH 3rd Quarter 2006 Earnings

Moderator: Timothy Vaill

10-26-06/8:00 am CT

I’ll now turn the call back to Tim.

Timothy Vaill:    Thanks, Erica.

We’ll now—we now have a chance to go into the quarter in some detail and Bob Whelan will lead us through that discussion.

Robert Whelan:    Great. Thank you, Tim.

And we’re turning to Slide 3, Earnings.

We recorded an increase in net income to $13.6 million, or 19.6%, compared to $11.4 million in the third quarter last year.

Excluding the $2.9 million of net income contributed by Gibraltar and Anchor and the related financing, net income was $11.6 million or an increase of 1.3% on a same affiliate basis.

On a cash basis, we generated 45 cents per diluted share, even with 45% the previous year, and an increase from 42 cents in the second quarter of this year.

GAAP diluted earnings per share were 36 cents versus a very strong 38 cents per share in the third quarter of last year and 33 cents per share in the second quarter of this year.

The increasing difference between cash and GAAP EPS highlights is important in demonstrating the incremental value we generate for our shareholders. As you know, we calculate cash earnings by adjusting GAAP net income to exclude net amortization of intangibles, tax benefits related to

BOSTON

BPFH 3rd Quarter 2006 Earnings

Moderator: Timothy Vaill

10-26-06/8:00 am CT

purchase accounting and amortization of stock options. We expect the difference between GAAP and cash EPS to reach 37 cents per share for the full year as compared to 24 cents per share last year.

Our effective tax rate for the third quarter was 36.3%, up from 35.5% in the second quarter, and that brings the year-to-date rate to 36.1%. As you know, we benefit from the tax savings resulting from the municipal bonds held in some of our bank portfolios.

Net income remained the same in the third quarter, while fully-taxable income generated primarily by the addition of Anchor increased. We expect the tax rate for the year to be in the 36% to 36-1/2% range.

Before we analyze the details of our earnings, let me comment on the most significant factor impacting our financial results.

As you know, the economic environment of the past several quarters is characterized by high interest rate and a flat-to-inverted yield curve which has been very challenging for the banking industry. Our banking business has not escaped the difficulty.

While we were able to outperform the industry up to the first quarter of 2006, we suffered some net interest margin compression in the second and third quarters of this year. This has been caused by a robust loan growth outstripping deposit growth.

We are pleased to say that deposit growth of 5% in this quarter improved somewhat relative to the second quarter. However, the improvements occurred late in the quarter and the average loan growth did outstrip the average deposit growth for the full quarter.

BOSTON

BPFH 3rd Quarter 2006 Earnings

Moderator: Timothy Vaill

10-26-06/8:00 am CT

This contributed to the net interest margin compression of 17 basis points for the core net interest margin and 16 basis points for the net interest margin, including the trust preferred, for the quarter. Despite this compression, we were able to report net interest income that was flat on a linked quarter basis.

We think this bodes well for the benefits that can derived from the leverage on our larger balance sheet in the future when the economic environment improves, although I do want to caution that we expect some additional compression for another quarter or two.

Now, moving to Slide 4, Quarterly Revenue, let’s look at the detail starting with the revenues.

Overall revenues increased 37% to $88.5 million versus $64.8 million last year. On a same affiliate basis, revenues for the third quarter increased $3.5 million, or 5.4%, to $68.3 million.

The revenue growth year-over-year was driven by an increase across (our three) business disciplines. On a linked quarter basis, revenues increased approximately 6%.

Moving to Slide 5, (Title) Deposits.

Before I move on to our net interest income and net interest margin, I want to talk briefly about deposits.

Year-over-year, our deposit increased 44% to $3.9 billion in the third quarter. Gibraltar Private contributed $900 million to the increase. Excluding

BOSTON

BPFH 3rd Quarter 2006 Earnings

Moderator: Timothy Vaill

10-26-06/8:00 am CT

Gibraltar, our deposits grew organically by $232 million or 8.6% year-over-year.

On a linked quarter basis, average deposits increased approximately 1.2%, whereas deposits increased by approximately 5.3% or $193 million for the quarter ending.

Moving to Slide 6, Net Interest Income and Interest Margin.

Our net interest income increased 43.6% to $43.2 million for the third quarter of 2006, up from $30.1 million a year ago. On a same affiliate basis excluding Gibraltar and the related acquisition interest expense, net interest income increased $1.8 million or 5.9% to $31.8 million.

On a linked quarter basis, our net interest income declined slightly, and that was driven by three main factors: a challenging yield curve environment, higher cost sources of funding for our strong loan growth and competitor pressure on deposit prices.

Our core net interest margin, which excludes the cost of the trust preferred interest expense related to acquisition, decreased 3 basis points to 4.03% year-over-year. On a linked quarter basis, our core net interest margin decreased 17 basis points from 4.2%—4.20% in the second quarter.

Year-over-year, our net interest margin declined 12 basis points to 3.76%. On a linked quarter basis, our net interest margin declined 16 basis points.

We ended the month of September with a net interest margin run rate of approximately 3.71%. That’s down 5 basis points from the average for the quarter.

BOSTON

BPFH 3rd Quarter 2006 Earnings

Moderator: Timothy Vaill

10-26-06/8:00 am CT

I want to remind you that this is not the first time we have managed through a challenging rate environment. From the second quarter of 2002 to approximately the second quarter of 2004, we suffered 100 basis points of compression in our net interest margin, equivalent to a 25% decline.

Each environment is obviously different. Our strategy in this one is to continue to grow our asset base by booking solid loans and to seek deposit growth in new markets.

We are successful at attracting and retaining clients, but the average balances of our client are somewhat lower in this higher rate environment. Now, we are very confident that when net interest margins return to more normal levels, our shareholders will benefit from the increased earnings power of that larger balance sheet.

I’m now going to turn to Jim Dawson who will review our lending program and loan quality.

James Dawson:    Thank you, Bob.

Good morning everyone.

Please look at Slide 7 entitled, “Loans.”

We had a very strong quarter in our lending programs. The total loan portfolio was up $1.6 billion to $4.1 billion, or 62% from the end of the third quarter of 2005, of which $1.2 billion, or 75%, was due to the acquisition of Gibraltar.

BOSTON

BPFH 3rd Quarter 2006 Earnings

Moderator: Timothy Vaill

10-26-06/8:00 am CT

On a linked quarter basis, total loans grew by 5% and annualized growth in loans of 20%. On a year-over-year basis, commercial loans increased 50% and residential loans increased 69%. Gibraltar had $1.2 billion in loans at September 30 of 2005.

If you turn to the next slide entitled, “Loan Portfolio,” it shows that at the end of the third quarter our residential portfolio totaled $1.5 billion and you can see this business accounts for 36% of total loans in the combined portfolio.

With the acquisition of Gibraltar, the mix of our loan portfolio has shifted toward residential, which generally have a lower interest rate than commercial loans.

Residential loan originations for the third quarter, excluding loans held for sale, were approximately $156 million. Commercial loans, including construction loans, totaled $2.4 billion, and this business represents 58% of total loans. Home equity loans and other consumer loans account for 6% of the total portfolio.

Breaking down our commercial loans, 53% are commercial real estate loans, 22% are construction loans and 5% are secured by cash and securities.

So, the third quarter saw many new strategic relationships for Boston Private, and the pipelines on both coasts for loan activity look solid.

If you look at the next slide entitled, “Loan Portfolio Quality,” our ratio of nonperforming loans to total loans was 30 basis points compared to 15 basis points at June 30, 2006.

BOSTON

BPFH 3rd Quarter 2006 Earnings

Moderator: Timothy Vaill

10-26-06/8:00 am CT

The increase was primarily due to one loan of $6.4 million that we expect to be resolved without a loss. This loan is well secured. We also charged down a repossessed asset to an appropriate carrying value.

While our nonperforming loans increased during the quarter, we do not believe it reflects a fundamental change in the quality of our loan portfolio. In fact, our loans 30 to 89 days past due, which is the raw material for loan problems, decreased from $7.7 million at June 30 to $6 million at September 30.

We remained focused on achieving the highest levels of credit quality and we will be watching these metrics closely. Our ratio of allowance for loans — loan losses-to-total loans was 1.15% even with the second quarter.

With that, I’ll turn it back to you, Bob.

Robert Whelan:    Thank you, Jim.

Now, I would like to turn the discussion to our fee-based segment, turning to Slide 10, Investment (Management Fee).

Our investment management fees were $37 million, an increase of 35% year-over-year. The increase from the prior year was primarily due to the higher assets under management and the acquisitions of Gibraltar Private and Anchor Capital.

Gibraltar Private contributed $1.6 million and Anchor contributed $6.9 million of investment management fees in the third quarter. On a same affiliate basis, investment management fees were $28.5 million, a 4.2% increase.

BOSTON

BPFH 3rd Quarter 2006 Earnings

Moderator: Timothy Vaill

10-26-06/8:00 am CT

Slide 11, Wealth Advisory Fees, we generated $5.2 million in wealth management fees, an increase of 8.5% from last year and a 2% increase from the second quarter.

While it is a relatively small percentage of our revenues, the continued growth demonstrates the strength and stability of that line of our business whose performance is less dependent on the financial market with the interest rate environment.

Now, turning to assets under management and advisory, assets under management and advisory for consolidated affiliates increased to $28.1 billion at September 30, 2006. Including the unconsolidated affiliates, assets under management reached $30.7 billion. Excluding Gibraltar’s and Anchor’s asset under management on a year-over-year, our assets under management, including the unconsolidated affiliates, grew $1.2 billion or 5.2%.

Turning to Slide 13, Market Action, in the third quarter, like other investment management and wealth advisory companies, we were positively impacted by market action with our assets under management increasing approximately $270 million for market appreciation. We have not yet realized the full benefit of these market actions as approximately 27% of our fees are billed in advance.

We’re turning to net flows.

We experienced net inflows of approximately $140 million in the quarter. As Tim mentioned at the outset—- as Tim Vaill mentioned at the outset, Tim Dalton is joining us today. And in a minute, he will elaborate on factors impacting our investment management business.

BOSTON

BPFH 3rd Quarter 2006 Earnings

Moderator: Timothy Vaill

10-26-06/8:00 am CT

Turning to operating leverage, Slide 15,, you know, we’ve experienced slightly negative operating leverage year-over-year. The negative leverage is a direct result of a challenging interest rate environment and the increasing cost of our funding sources to support our strong loan demand.

As I mentioned earlier, we are executing on strategic initiatives designed to attract new depositors in new market locations. To-date, we’ve opened four out of the six planned new offices and we anticipate that New York City Office will open this quarter. The direct cost of these strategic initiatives in the third quarter was approximately $1.4 million, contributing to the negative operating leverage.

Now, I’d like to turn to Tim Dalton to discuss the investment management business in a little bit more detail.

Timothy Dalton:    Thanks, Bob, and good morning everybody. Just a few words about our company.

We were founded in 1982. As a matter of fact, we’ll celebrate our 24th anniversary next week. And we were founded to manage domestic value equity products, and we market those products primarily to institutional channel but increasingly sold to the high net worth channel. Our products range from very small capitalization in micro cap to mid-cap and small-cap portfolios.

In general, the market has seeing a reduction in flows to the small-cap funds in particular and conventional equity products in general with outflows that are persisting.

BOSTON

BPFH 3rd Quarter 2006 Earnings

Moderator: Timothy Vaill

10-26-06/8:00 am CT

In terms of sector performance, value funds continued to outperform growth investments during the quarter, but their advantage has narrowed.

In our eyes, the most attractive segments in the conventional equity market are the large cap growth category and Westfield is well positioned to capitalize on that opportunity with an excellent product and, secondly, in the all cap space where we, Dalton, Greiner, are well represented with a product with a 24-year record.

A few words about what we think is going on in the industry. And this is not by any means meant to be exhaustive, just a few one-off, you know, comments by us.

The separately managed account channel continues to be the most rapidly growing domestic channel, and Anchor Capital is exceptionally well positioned.

Its net flows are extremely impressive as Tim and Bob said at the outset. Both Westfield and Dalton, Greiner are marketing in this channel as well, and we have recently added marketing assets at our company.

Our institutional accounts continue to direct an increasing proportion of their assets into alternative investment at the expense of the traditional equity and fixed-income products. This puts even more pressure on conventional managers to create unique products that can play a unique role in the portfolio.

The number of multiple-family offices is proliferating rapidly and offer excellent opportunity to those managers who can tailor products to their needs. Several of the Boston Private partners, including Dalton, Greiner, have very successful products that are quite relevant to that market.

BOSTON

BPFH 3rd Quarter 2006 Earnings

Moderator: Timothy Vaill

10-26-06/8:00 am CT

Finally, on the investment side, we’re seeing the beginning of an increase in risk aversion after several years of investors scrambling to own the riskiest assets.

Spread on sovereign spreads have widened a bit, high-quality bonds have rallied, emerging market equities are lagging, and large-cap stocks have finally begun to outperform the small caps. Our work suggests that quality is the cheapest it has been in years.

A little more on our company.

At our company, we have recent—we’ve had some recent short-term performances challenges in our small-cap product, but our long-term performance is very strong, delivering meaningful positive alpha. As a result, we’ve had substantial outflows in that product in the third quarter.

We’ve also had some negative rebalances in a couple of our products because of their excellent performance, and that accounted for about 40% of the outflow in the third quarter.

All five of our investment products have excellent long-term records. Three to five, micro cap, (all caps) and our hedge fund have excellent near, intermediate and long-term investment performance. We believe we have significant new business opportunities in each of these products and are currently receiving new mandates.

We’ve also made some management changes, transferring the leadership to the second generation, and we’re very, very excited about these changes as the entire organization.

BOSTON

BPFH 3rd Quarter 2006 Earnings

Moderator: Timothy Vaill

10-26-06/8:00 am CT

We recently announced that Bruce Geller has—will become CEO as of January 1, and Jeff Baker has become Chief Investment Officer effective immediately. Bruce and Jeff are 36 and 40 respectively. We’ve been grooming Bruce and Jeff for years and believe that they will be very respected leaders and already are.

Bruce joined us in 1992. He was identified as the future leader of the organization when named Co-President last year. Jeff joined the company in 2000. He brings a strong reputation and demonstrated experience as a talented analyst. He was—previously an analyst at Prudential.

One of the benefits of being part of Boston Private is the coaching and succession planning provided by the holding company. Now, these management changes are the result of our comprehensive strategy to ensure that Dalton, Greiner, is a well-run investment manager for generations to come.

We have a strong, disciplined, research-driven investment process that has endured for 24 years and has allowed us to generate top-quartile performance across all of our products.

We also have a very deep, experienced management team despite their youth. As far as I’m concerned, I will continue to be the Chairman, performing usual investment activities, but I will assume the oversight for sales and marketing going forward.

At this time, I will turn the call back to Tim.

BOSTON

BPFH 3rd Quarter 2006 Earnings

Moderator: Timothy Vaill

10-26-06/8:00 am CT

Timothy Vaill:    Thanks a lot, Tim. Good summary and perhaps there’ll be some Q&A on that later.

Before I turn it over to Q&A, just sort of some summary comments that you’ve heard from Bob and from Jim Dawson and from Tim.

Obviously, we’re all sitting here wondering what’s going to happen to interest rates, and I guess the Fed yesterday is also wondering what’s going to happen to interest rates having not made the change.

But in the meantime, we had very strong loan growth, as you heard, with diligent underwritings, and the loan asset quality remained strong. And we’ve been able to retain the deposit clients.

The investment fee income is growing nicely, and we have very strong investment performance to talk about in a variety of our products. And then, finally, we’re very pleased by the promising early results of our investment spending in various sections of the country.

So, that’s where we are. The company is currently running at an annualized rate of around $350 million in revenues and something north of $50 million in net income. And I think that puts us in very, very strong position for being a strong competitor in the months and years ahead.

So, let me stop there and let me open up the call for questions from the field.

Conference Coordinator:    At this time, if you would like to ask a question, please press the star and 1 on your touchtone phone. You may remove your question from the queue by pressing the pound sign.

BOSTON

BPFH 3rd Quarter 2006 Earnings

Moderator: Timothy Vaill

10-26-06/8:00 am CT

Once again, to ask a question, please press the star and 1.

Our first question comes from Mark Fitzgibbon from Sandler O’Neil.

Please go ahead.

Mark Fitzgibbon:    Good morning and thanks for taking my question. I wanted to ask Tim Dalton a couple of questions if I could.

First, Tim, I wondered if you could kind of share with us how the performance actually was — you said you have some short-term performance challenges — and whether you think, you know, maybe the outflows on that product have subsided or likely to continue for a period of time based on your conversation with consultants.

Timothy Dalton:    Sure, Mark, I’m happy to.

We—it has really been the last couple of years where the predominance of the short fall in that one product has, from our analysis, been primarily attributed to an emphasis on quality equities which is what we like to do anyway.

Meanwhile, over most of those time frame, the market have tended to push out the risk curve, and really the lowest quality stock have been the best performers. So, that really didn’t help us too much. Dalton had one sector where there have been consistent underperformance and that individual has been replaced.

In terms of going forward, these things don’t turn on the dime. Clearly, that part of the relative performance of that particular product will be at least

BOSTON

BPFH 3rd Quarter 2006 Earnings

Moderator: Timothy Vaill

10-26-06/8:00 am CT

somewhat dependent upon an increase in risk aversion which I mentioned earlier that we’re beginning to see.

But we’ve been through the same kind of quality cycles over the past seven or eight years ago and had similar kind of experience. And the products bounced back (swimmingly) and we were able to get a lot of assets. But things don’t turn in a quarter.

Mark Fitzgibbon:    So Tim, was the fund, say, down for the year or was it up or…

Timothy Dalton: No, no. It was up. Just as edification, the vast, vast majority of active managers, they’re underperforming their benchmarks this year. And in the case of small-cap value through the first nine months, only 2-1/2% of active managers outperformed their benchmarks.

In large-cap value, 5-1/2% outperformed their benchmarks. And a growth—in the growth space, it was somewhat better than that, but the vast majority of those managers underperformed benchmarks as well.

So, it has been a rough environment for active managers. But not—no, we’re up nicely (on an absolute basis).

Mark Fitzgibbon:    Okay. And then for Bob.

Bob, I wondered if you could share with us maybe where your money market deposit rates are today and also any sage advice you might have on how we should be thinking about the margin in coming quarters. Do you think the rate of decline is likely to slow in the margin or be constant?

Robert Whelan:    Sure.

BOSTON

BPFH 3rd Quarter 2006 Earnings

Moderator: Timothy Vaill

10-26-06/8:00 am CT

Just in terms of the money market rate, the ending money market rate for the complex in—at June end was 272. That did increase to a number of 318 at the end of September. So we are seeing pressure in terms of the money market product.

In terms of the net interest margin, you know, we left you with the data point that we ended September, at 371. You know, we’re probably thinking that there’s more—as I mentioned, there’s probably more of that interest margin compression on the horizon.

A realistic run rate for that might be in the mid-360s. But obviously, as time goes on, we’ll be able to sharpen the pencil. But I think that’s probably a pretty good number to go with.

Walter Pressey:    Mark, this is Walt Pressey. Just a brief comment here.

I mean, historically, we think that the banks stopped feeling the impact of rate changes on the part of the Fed six months after the Fed stops changing. Obviously, they didn’t change the rates yesterday and, you know, who knows if that’s the last change they’re going to make or not at this juncture.

I think we’re in a transition period in the economy and we—I don’t—we don’t really know yet. That’s one factor.

Another factor is the shape of the yield curve. You know, the flat to inverted yield curve has been very challenging for everybody. It continues to be a bit of a challenge and I don’t think anyone knows when we’re going to get some more (structuring) in the shape of the yield curve. But, you know, our view here is that things do revert to normal over a period of time.

BOSTON

BPFH 3rd Quarter 2006 Earnings

Moderator: Timothy Vaill

10-26-06/8:00 am CT

And we are in the process of growing our balance sheet. The asset side has been growing robustly and very—comfortably, we’re very pleased with that. The deposit tide has been a bit of a challenge, but with these new offices that we’re opening up, we’ll get some traction.

Again, that doesn’t happen overnight. It does take a while to build new client relationships. But we are making good progress on all of our offices and we have great expectations for the future.

James Dawson:    Walt, if I may just add something here too, Mark. What you’re seeing is exactly what you would expect to see when you have a company that’s—that has a very diversified income stream, diversified balance sheets and, in our case, a lot of residential mortgage loans.

So, with a rising rate environment (and with) a heavy residential mortgage portfolio, you’ll expect the margin to be under some pressure. I think we’ve done a very good job, Mark, of showing discipline with our pricing.

And if you look at our deposit rates in the aggregate relative to deposit rates of our competitors in our marketplaces, that discipline is very evident. You know, our average cost of funds is lower than our competitors.

And it’s important to know — and Tim said this right upfront — we’re building a company here. And long term, with organic growth, we’re very well positioned because if you adjusted our interest income for the last four quarters, the fourth quarter of ‘05 interest income was $59 million, and over the next three quarters ending with the most recent, it jumped up to $61 million, $66 million and $71 million.

BOSTON

BPFH 3rd Quarter 2006 Earnings

Moderator: Timothy Vaill

10-26-06/8:00 am CT

So, we’re not having any problems growing strategic relationships and good income. The deposit side of it has been impacted by the 17 rate increases from the Fed, but that seems to be slowing down and, as Walt said, with an inverted yield curve, everybody is under some pressure.

But I think we’re extremely well positioned for the future when that yield curve comes back to normal — and at some point, it will. And in the meantime, we’re building terrific strategic relationships where people are bringing in nice commercial loans, residential loans.

And in the last quarter, we’ve had a few of our private company owners sell their companies and walk down the hall to our Investment Management Group and open up some significant investments management relationships.

So, the plan is working. If we had a yield curve with some pitch to it, we wouldn’t have as many questions about the net interest margin because we’ll all be benefiting from it. So we’re managing through that in the interim with a very disciplined approach for pricing deposits.

Mark Fitzgibbon:    Jim, while I have you on the line, if I could ask one last question?

It seems like about three quarters of the banks that have reported so far had a linked quarter increase in nonperforming assets. And everybody seems to attribute it to one-off situations, but there’s an awful lot of one-off situations out there.

I guess I’m wondering, do you think we’re going to see a continued acceleration in the rate of increase in nonperformers for the industry?

BOSTON

BPFH 3rd Quarter 2006 Earnings

Moderator: Timothy Vaill

10-26-06/8:00 am CT

James Dawson:    Well, I can’t speak for the industry, Mark. I’m actually at a conference right now. And most of the regulators, Federal and state regulators, are saying that asset quality remains good. It may not be quite as good now as it was in 2005 or 2004 — in general, asset quality remains very good.

The impact of falling values of residential properties in some parts of the country will have an impact on nonperformers. But I think we need to distinguish between values dropping, nonperformers increasing, and the charge offs because values dropping are very important to banks or mortgage companies that have aggressive underwriting and do 85%, 90%, 95% loan-to-values.

Nonperformers are always important because it impacts current interest income. But if those non-performers translate and become either paid off loans where the interest is recovered, or performing loans, then the impact on the income statement is negligible.

The situation that everyone worries about is when those nonperformers result in charge offs. So, I suspect you are hearing exactly that. It’s a one-off situation. We expect that to be resolved in the next quarter.

In our case, we have one large residential development that is nonperforming now. But it’s well secured, it’s about a 50% loan-to-value and we’re having an updated appraisal done just to make sure that it’s, you know, in that 50% or 60% range so there isn’t some exposure to income.

And, you know, with total accruals in the $12 million range, that’s about half of it. And the next largest is a $2-million loan that we expect to be paid off next month. It’s a commercial building that has a 60% loan-to-value, and I believe it’s being sold in November.

BOSTON

BPFH 3rd Quarter 2006 Earnings

Moderator: Timothy Vaill

10-26-06/8:00 am CT

Mark Fitzgibbons:    Okay. Thank you very much.

Conference Coordinator:    Our next question comes from Jim Johnson from KBW.

Please go ahead, sir.

Jim Johnson:    Good morning.

Man:    Good morning, Jim.

Jim Johnson:    Can you give us an idea of what flows would have been? One hundred forty million for the quarter, but what they would have been without the Anchor, please?

Timothy Vaill:    Yes. You know, I think if you look at the details that we have in the back of the financial statement, you can look at each subsidiary or affiliate partner and look at their beginning and ending close. Anchor was very strong, and they contributed to the close. You know, absent Anchor’s business, we would have had negative close.

Jim Johnson:    Okay.

And then, one more thing. I mean, it might be just, you know, a quarterly move here, but can you give us an idea, a little more detail on the expense rates on the marketing professional services line items, in particular on the expense side? It seems like those are a little bit below my estimates, but maybe I wasn’t taking into (a fact) that Q3 has sort of slowed down and those expenses, that is fairly typical. But can you give us an idea of what those run rates might look like going forward?

BOSTON

BPFH 3rd Quarter 2006 Earnings

Moderator: Timothy Vaill

10-26-06/8:00 am CT

Man:	In terms of the marketing run rate, there are different things that happened throughout the year in terms of marketing campaign and advertising campaign which causes those—some chopping quarter-to-quarter. I can say we’ve had absolutely no slowdown in terms of our client-facing activities and our market activities. So I wouldn’t read too much into any fluctuation in this quarter.

Jim Johnson:    Okay, thank you.

Timothy Vaill:    (Operator), do we have any further questions?

Conference Coordinator:    Yes, I’m sorry.

Our next question comes from Jennifer Demba from SunTrust Robinson.

Please go ahead.

Timothy Vaill:    Good morning, Jennifer.

Jennifer Demba:    Good morning.

I was just wondering if you could give us an idea of your loan growth by geography during the quarter?

Walter Pressey:    Sure. Walt. I’ll be happy to answer that question.

Loan growth—commercial loan growth has been very strong as we indicated earlier. And that’s pretty much across the board. I’m looking at the breakdown by affiliate partner here. And it’s—I guess I would say that the strongest loan

BOSTON

BPFH 3rd Quarter 2006 Earnings

Moderator: Timothy Vaill

10-26-06/8:00 am CT

growth appears to be on the East Coast and Gibraltar in particular. But there is good loan growth across the entire company.

As a percentage of the loan growth, about 65% of it came from the East Coast and balance came from the West Coast on the commercial side. The—on the residential side, which was not quite as robust in the quarter, most of the growth came from Northeast. Boston Private Bank & Trust Company had good growth.

The payoffs—there were significant payoffs and amortization in the Gibraltar portfolio, and most of the originations came from the Northeast and from Gibraltar.

So, on a—and as I say across the board on the commercial side, all of the companies had good originations and good net growth. Most of the residential growth was shown in the Northeast.

And the pipelines are fairly healthy right now for this time of year. Most of the mortgage originations are for purchases, as you would expect, not as much for (reprice), and most of that is portfolio activity.

The—as I think I mentioned at our investors’ conference or at our last quarterly meeting, we had about $100 million of maturing mortgages or adjustable-rate mortgages where the rate was going to adjust from a three-year fixed rate to a one-year rate. And over 90% of those loans were retained at Boston Private.

The mortgage originators were proactive calling clients whose rates were going to be adjusted and offering them loan modifications or loan rewrites, and 90% of them stayed at Boston Private Bank.

BOSTON

BPFH 3rd Quarter 2006 Earnings

Moderator: Timothy Vaill

10-26-06/8:00 am CT

Some of the properties were sold and the average increase in the rate was over 100 basis points. And we expect that to continue as we go into 2007.

Many of the three- and five-year fixed rates that were made three or four or five years ago will start to reprice. And we want to hold on to that business, so our originators are calling 60 to 90 days before the rate adjust.

We’re offering to modify the loans with nominal fees — we simply cover the cost of the law firms doing the adjustments and we reset the rates. And on average, they’ve been over 100 basis points — closer to a 120 basis points.

Jennifer Demba:    Helpful, thank you.

Walter Pressey:    Sure.

Conference Coordinator:    Our next question comes from John Pancari from JP Morgan.

Please go ahead.

Timothy Vaill:    Good morning, John.

John Pancari:    Good morning.

I just want to see if we can give a little more of a flavor in terms of the outlook for overall fund flows for Boston Private? I know, you know, you had the strength of Anchor this quarter, but still some pressure elsewhere. So I just want to see if you can give us some type of color on what your expectations are and how soon we can some broader stabilization of flows?

BOSTON

BPFH 3rd Quarter 2006 Earnings

Moderator: Timothy Vaill

10-26-06/8:00 am CT

Robert Whelan:    Sure, John. It’s Bob Whelan and thank you for your question.

We look at flows in three categories. We look at the high networth flows of the bank and we’re seeing positive flows there. And that’s good news — those tend to be long-term, sticky flows which we like. And they don’t get the attention that a lot of the other flows within the complex do.

As you know, we’re in the SMA business at many of our firms and those flows have been great. We expect those to continue. So that’s a strong positive.

On the institutional side, you know, we’re coming at it from many different angles. You heard from Tim Dalton. Obviously, we have two to three or four firms that participate in that space and we had some pretty good performance throughout those firms. So, while we’ve seen historically over the last six quarters or so some choppy flows, we’re optimistic about the horizon.

John Pancari:    Okay.

And, you know, for Anchor specifically, you know, just given the strength that they saw, I mean, is it a trend that you expect to—really to continue? Was there any reason why we could expect some moderation there just after, you know, because it’s (unintelligible) a solid quarter for 3Q.

Timothy Vaill: Well, I mean, I’ll just comment briefly. And, you know, we need to be sort of very careful. We typically see in this business, you know, choppy flows from quarter to quarter as the views of the particular asset management styles change.

BOSTON

BPFH 3rd Quarter 2006 Earnings

Moderator: Timothy Vaill

10-26-06/8:00 am CT

As you get people, you know, they’re moving into value products, the value companies do well, if you get them moving to growth products, the growth product do well. And that’s not easily forecastable.

Having said that, one of the reasons that we acquired Anchor Capital is that this (SMA) space is very robust, generally, growing 18% to 22% a year, number one; number two, Anchor has, you know, terrific performance in their mid-cap value product for all periods and, you know, that obviously bodes well; number three, they have increased the number of sponsors that selected them as the best of breed in that particular market area, and some of those sponsors are beginning to get some traction in terms of their clients moving into that space.

So, you know, we do have an optimistic forecast. And I think I’ll just leave it at that.

John Pancari:    Okay, good. All right, thank you.

Conference Coordinator:    Our next question comes from Gerard Cassidy from RBC Capital Markets.

Please go ahead.

Timothy Vaill:    Good morning, Gerard.

Gerard Cassidy:    Good morning, guys. Thank you. A couple of thoughts or a couple of questions.

Can you guys point—talk to the organic growth? It looked like total revenue or organic growth, as you pointed out, was about 5-1/2% in the quarter. What

BOSTON

BPFH 3rd Quarter 2006 Earnings

Moderator: Timothy Vaill

10-26-06/8:00 am CT

kind of number should we be looking for in terms of organic revenue and expense growth?

Man:	(Well), (Sequentially, I think the revenue number of 5%, the number you quoted, is a pretty good number. From an expense standpoint, I think expenses were $64-1/2 million for the quarter.

You can expect a slight increase in premise expense in the fourth quarter because of the New York opening, and if you add another, let’s say, $1.3 million to $1-1/2 million just organic growth — hiring, et cetera, that we experience each quarter — that would bring the expense number up to that $66 million range and I think that’s a pretty god run rate. This was a pretty clear quarter and a pretty representative quarter in terms of expenses.

Gerard Cassidy:    Okay. And the 5% or so on the revenue, was that a year-over-year growth rate or a sequential? I mean, it looked like it was year-over-year in the press releases. Is that what you mean to say or…

Man:	That was year-over-year.

(Gerard Cassidy):    Okay. And so, something like that is something, at least in the near term, a likelihood?

Man:	Yes.

Gerard Cassidy:    Okay.

Did you guys—I’m out of the office, so I don’t have your second quarter release in front of me.

BOSTON

BPFH 3rd Quarter 2006 Earnings

Moderator: Timothy Vaill

10-26-06/8:00 am CT

Did you in the second quarter mention that you didn’t receive the Federal Home Loan Bank dividend? And if that was the case, did you guys receive double dividends this quarter like the other banks have reported?

Man:	Exactly.

Gerard Cassidy:    And what kind of effect did that have on the net interest margin?

Man:	If you take out—if you were to normalize to net the Home Loan dividend, meaning putting what should have happened in the second quarter in the second quarter and not doubling it in the third — rather, having the single hit in the third — the net interest margin would have gone from a 394 Q2 to a 374 Q3. So a drop of 20 basis points.

Gerard Cassidy:    Okay. And then, finally, possibly Jim could address this.

On the development loan that you’ve put in non-accrual this quarter, where is that located? And then also, on the foreclosed piece of property that you took into OREO, also what type of property is that and where is that located?

James Dawson:	Hi, Gerard. I’ll give you some information, but I have to be careful not to provide non-public private information and make it too clear where—who the borrower is.

The residential development loan was in Southern California. And as I indicated, it is a loan that’s about $6.4 million. We are a participant in the loan; the total loan is about $14 million and it’s secured by 21—25 homes that are almost 100% complete and an additional 37 lots.

BOSTON

BPFH 3rd Quarter 2006 Earnings

Moderator: Timothy Vaill

10-26-06/8:00 am CT

And the asset that we have taken over was—is a plane, a Lear Jet that is—was a chartered, a charter loan—a charter — excuse me — a charter company that has been a client of Boston Private for some period of time.

And it was a (unintelligible) loan and we charged down the value to a more appropriate value after having an updated appraisal and netting out what we think the marketing costs will be. And we’re—in fact, we’re showing that asset to some buyers now.

Gerard Cassidy:	Thank you very much.

Man:	Gerard, before you leave, just one comment on the—I quoted a 371 number for the net interest margin end of September. That has been normalized for the home loan situation.

Gerard Cassidy:	Great, thanks.

Conference Coordinator:	Our next question comes from (Jake Sevillo) from RBC Capital Markets.

Please go ahead.

(Jake Sevillo):	Good morning and thanks for taking my question.

Timothy Vaill:	Good morning, (Jake).

(Jake Sovillo):	Could you give us some details as to why the total Other income line increased by about—it looks like 40% year-over-year?

Man:	(Jake), we may need to come back to you on that one.

BOSTON

BPFH 3rd Quarter 2006 Earnings

Moderator: Timothy Vaill

10-26-06/8:00 am CT

(Jake Sevillo):	Okay.

Man:	It’s a very small line item and I just don’t have the details of this at my fingertips.

(Jake Sovillo):	Sure, sure. Okay, thank you.

Conference Coordinator:	Sir, it appears this time there are no further—it appears this time there are no further questions, sir.

Timothy Vaill:	Okay. Well, thank you again everybody for taking the this morning and I will look forward to our future communications over the next weeks (unintelligible)

Thank you.

Conference Coordinator:	This concludes today’s teleconference. You may disconnect your lines at any time.

END